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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. )*
divine, inc.

(Name of Issuer)
Class A common stock

(Title of Class of Securities)
255402 40 6
(CUSIP Number)
August 30, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐      Rule 13d-1(b)

        ☒      Rule 13d-1(c)

        ☐      Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 255402 40 6	13G	Page 2 of 5 Pages

(1)	Name of Reporting Person S.S. or I.R.S. Identification No. of above person
Jörn Weitzmann, as receiver for the assets of the company marchFIRST GmbH (file no. 67aIN 92/01 Amtsgericht Hamburg, Germany) S.S. or I.R.S. Identification No.: NOT APPLICABLE

(2)	Check the Appropriate Box if a Member	(a)	☐
	of a Group*	(b)	☐
Not Applicable

(3)	SEC Use Only

(4)	Citizenship or Place of Organization
Germany

Number of Shares Beneficially Owned by Each Reporting Person With		(5)	Sole Voting Power
1,853,756

		(6)	Shared Voting Power
None

		(7)	Sole Dispositive Power
1,853,756

		(8)	Shared Dispositive Power
None

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
1,853,756

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐
Not Applicable

(11)	Percent of Class Represented by Amount in Row 9
8.4%

(12)	Type of Reporting Person*
OO

*SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a)	Name of Issuer:
divine, inc.

(b)	Address of Issuer's Principal Executive Offices:
1301 North Elston Avenue Chicago, Illinois 60622

ITEM 2.

(a)	Name of Person Filing:
Jörn Weitzmann, as receiver for the assets of the company marchFIRST GmbH (file no. 67aIN 92/01 Amtsgericht Hamburg, Germany

(b)	Address of Principal Business Office:
Arnold Heise, Strasse 9, 20149 Hamburg, Germany

(c)	Citizenship:
Mr. Weitzmann is a German citizen

(d)	Title of Class of Securities:
Class A common stock

(e)	CUSIP Number:
255402 40 6

ITEM 3.	TYPE OF PERSON:
Not Applicable

ITEM 4. OWNERSHIP (at August 20, 2002):

(a)	Amount owned "beneficially" within the meaning of rule 13d-3:
1,853,756

(b)	Percent of class:

8.4% (based on 22,036,544 shares outstanding as of August 30, 2002)

(c)	Number of shares as to which such person has:

	(i)	sole power to vote or to direct the vote:
1,853,756

	(ii)	shared power to vote or to direct the vote:

none

	(iii)	sole power to dispose or to direct the disposition of:
1,853,756

	(iv)	shared power to dispose or to direct the disposition of:
none

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

        Not Applicable

ITEM 10. CERTIFICATION:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 6, 2002
/s/ JÖRN WEITZMANN Jörn Weitzmann As receiver for the assets of the company marchFIRST GmbH (file no. 67aIN 92/01 Amtsgericht Hamburg, Germany)

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